Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2019

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 31, 2019 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2019 results:  Revenues in the second quarter 2019 were $39.0 million, compared to $39.2 million in the second quarter 2018, a decrease of $0.3  million, or 0.7%.  Revenues from the Company’s Lime and Limestone Operations in the second quarter 2019 and 2018 were essentially flat at  $38.6 million each, while revenues from its Natural Gas Interests decreased $0.3 million, or 45.5%, to $0.4 million in the second quarter 2019, from $0.7 million in the second quarter 2018.    For the six months ended June 30, 2019, revenues were $76.8 million, compared to $74.5 million in the comparable 2018 period, an increase of $2.2 million, or 3.0%.  Revenues from the Company’s Lime and Limestone Operations in the first six months 2019 increased $2.8 million, or 3.8%, to $76.0 million from $73.3 million in the comparable 2018 period, while revenues from its Natural Gas Interests decreased $0.6 million, or 43.8%, to $0.7 million from $1.3 million in the comparable 2018 period.

Lime and limestone revenues in the second quarter 2019 benefited from an increase in average prices realized for the Company’s lime and limestone products, compared to the second quarter 2018.  Demand for the Company’s lime and limestone products decreased in the second quarter 2019, principally from its construction customers, partially offset by increased demand from its environmental customers.    Construction, particularly in the North Texas market, was slowed in the second quarter 2019 by increased rainfall during the period, compared to the second quarter 2018.  The increase in lime and limestone revenues in the first six months 2019, compared to the first six months 2018, resulted from increased average prices and increased demand primarily from the Company’s steel and environmental customers, partially offset by decreased demand from its construction customers.

Production volumes from the Company’s Natural Gas Interests in the second quarter 2019 totaled 113 thousand MCF, sold at an average price of $3.29 per MCF, compared to 126 thousand MCF, sold at an average price of $5.42 per MCF, in the second quarter 2018.  Production volumes in the first six months 2019 from Natural Gas Interests totaled 231 thousand MCF, sold at an average price of $3.06 per MCF, compared to 256 thousand MCF sold at an average price of $4.91 in the first six months 2018.

The Company’s gross profit was $9.7 million in the second quarter 2019, compared to $9.6 million in the second quarter 2018, an increase of $0.1 million, or 0.9%.    Gross profit in the first six months 2019 was $18.4 million, an increase of $1.7 million, or 10.5%, from $16.7 million in the first six months 2018.

Gross profit from the Company’s Lime and Limestone Operations was $9.7 million in the second quarter 2019, compared to $9.3 million in the second quarter 2018, an increase of $0.4 million, or 3.9%.    The increased gross profit from the Company’s Lime and Limestone Operations in the second quarter 2019, compared to the second quarter 2018,  resulted primarily from the increase in average prices discussed above, which was partially offset by decreased demand.    Gross profit from the Company’s Lime and Limestone Operations was $18.4 million for the first six months 2019, compared to $16.1 million for the first six months 2018, an increase of $2.3 million, or 14.0%.  The increased gross profit from the Company’s Lime and Limestone Operations for the first six months 2019 resulted primarily from the increase in revenues discussed above and decreased stripping costs that were more in line with historical patterns, compared to the first six months 2018.

Gross profit from the Company’s Natural Gas Interests decreased to  $37 thousand and $44 thousand in the second quarter and first six months 2019, respectively, compared to $310 thousand and $554 thousand in the comparable 2018 periods, respectively.  The decrease of $273 thousand, or 88.1%, in the second quarter 2018 and $510 thousand, or 92.1%, in the first six months 2019, compared to the comparable 2018 periods, resulted from the decrease in revenues discussed above.

Income tax expense increased to $1.5 million in the second quarter 2019, compared to $0.8 million in the first quarter 2018, an increase of $0.7 million, or 78.9%.  Income tax expense increased to $2.8 million in the first six months 2019, compared to $1.4 million in the first six months 2018, an increase of $1.4 million or 101.2%.  Income tax expense was reduced by research and development tax credits in the second quarter and first six months 2018.

The Company reported net income of $6.0 million ($1.07 per share diluted) in the second quarter 2019, compared to $6.6 million ($1.18 per share diluted) in the second quarter 2018, a decrease of $0.6 million, or 9.1%.  The Company reported net income of $11.2 million ($1.99 per share diluted) in the first six months 2019, compared to $10.9 million ($1.95 per share diluted) in the first six months 2018, an increase of $0.3 million, or 2.4%.

“During the  second quarter 2019, the wet weather in North Texas interrupted construction projects and negatively impacted demand for our lime,”  said Timothy W. Byrne, President and Chief Executive Officer.  “I am pleased to report that the new kiln at St. Clair began producing commercially saleable quicklime in the second quarter 2019.  This represents a significant milestone in the modernization of our St. Clair facility,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on September 13, 2019 to shareholders of record at the close of business on August 23, 2019.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
INCOME STATEMENTS

Revenues
Lime and limestone operations	$38,581	$38,557	$76,046	$73,271
Natural gas interests	373	685	707	1,258
Total	$38,954	$39,242	$76,753	$74,529

Gross profit
Lime and limestone operations	$9,690	$9,327	$18,376	$16,120
Natural gas interests	37	310	44	554
Total	$9,727	$9,637	$18,420	$16,674
Operating profit	$7,088	$7,072	$13,108	$11,608
Interest expense	60	63	122	125
Interest and other income, net	(490)	(459)	(982)	(812)
Income tax expense	1,485	830	2,807	1,395
Net income	$6,033	$6,638	$11,161	$10,900

Income per share of common stock:
Basic	$1.07	$1.19	$1.99	$1.95
Diluted	$1.07	$1.18	$1.99	$1.95
Weighted-average shares outstanding:
Basic	5,614	5,595	5,612	5,593
Diluted	5,624	5,603	5,619	5,601
Cash dividends per share of common stock	$0.135	$0.135	$0.270	$0.270

			June 30,	December 31,
			2019	2018
BALANCE SHEETS
Assets:
Current assets			$110,298	$101,358
Property, plant and equipment, net			146,628	142,764
Other non-current assets			4,547	549
Total assets			$261,473	$244,671
Liabilities and Stockholders’ Equity:
Current liabilities			$9,442	$7,963
Deferred tax liabilities, net			14,974	12,365
Other long-term liabilities			3,916	1,376
Stockholders’ equity			233,141	222,967
Total liabilities and stockholders’ equity			$261,473	$244,671

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